Exhibit 99.1

NEWS RELEASE

Gray Announces AR Securitization Facility increase to $400 million and extension to 2028 and Revolving Credit Facility increase to $700 million

Atlanta, Georgia – March 31, 2025. . . Gray Media, Inc. (“Gray” or the “Company”) (NYSE: GTN) today announced that it has increased the aggregate commitments under its revolving accounts receivable securitization facility (the “AR Facility”) by $100 million, resulting in aggregate commitments under the AR Facility of up to $400 million, and extended the maturity of the facility from February 23, 2026 to March 31, 2028.

The Company also announced that it has increased the commitments under its revolving credit facility (the “Revolver”) by $20 million, resulting in aggregate commitments under the Revolving Credit Facility of $700 million.

Both the AR Facility and the Revolver are available on a revolving basis and, together, such amendments enhance Gray’s available liquidity by approximately $120 million.

About Gray:

Gray Media, Inc. (NYSE: GTN) is a multimedia company headquartered in Atlanta, Georgia. The company is the nation’s largest owner of top-rated local television stations and digital assets serving 113 television markets that collectively reach approximately 37 percent of US television households. The portfolio includes 78 markets with the top-rated television station and 99 markets with the first and/or second highest rated television station during 2024, as well as the largest Telemundo Affiliate group with 44 markets. The company also owns Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services. Gray’s additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios. For more information, please visit www.graymedia.com.

Gray Contacts:

Jeffrey R. Gignac, Executive Vice President, Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

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